Exhibit 10.40

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Performance-Based Restricted Stock Unit Award Agreement

Performance-Based Vesting – Relative TSR

THIS AGREEMENT is made as of             ,          (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and Paul M. Black (“Black”) [as an inducement to accept employment with the Company].

WHEREAS, Black is expected to perform valuable services for the Company and the Company considers it desirable and in its best interests that Black be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s 2011 Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Performance-Based Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to Black a target award of performance-based restricted stock units (the “Performance-Based Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Transferability. Performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such performance-based restricted stock units, the Performance-Based Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)	Performance-Based Vesting. Subject to this Section 2, the Performance-Based Restricted Stock Unit Award shall vest and become unrestricted in accordance with Exhibit A hereto.

(b)

Accelerated Vesting for Termination following a Change in Control. In the event of a Change in Control (as defined in the Plan), (i) all unearned performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall be deemed to be earned based on relative TSR (as such term is defined in Exhibit A hereto), the number of which shall be determined based on the market price of the Company’s Common Stock being the closing price on the date of the consummation of the Change in Control and the market price of the Company’s Comparison Group (as such term is defined in Exhibit A hereto) being an average of the closing prices for the 30-day period ending five business days prior to such consummation; provided that if such Change in Control occurs within 24 months after the date on which Black commences employment with the Company, the number of shares deemed to be earned pursuant to this Section 2(b) shall not be less than the target number of shares set forth in Section 1(a) of this Agreement, and (ii) all such earned performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall remain unvested and shall continue to vest in accordance with their original vesting schedule. If Black‘s employment with such successor company (or a subsidiary thereof) is terminated within 24 months following such Change in Control (or within six months prior thereto in connection with the Change in Control) without Cause by the Company or the successor company or by Black for Constructive Termination, all earned and unvested performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall vest and be distributed.

(c)	Settlement of Performance-Based Restricted Stock Units. Upon the date performance-based restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each performance-based restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Company will transfer such shares of Common Stock to Black upon satisfaction of any required tax withholding obligations.

(d)	Other Defined Terms.

Cause. “Cause” shall have the meaning set forth in the Employment Agreement, dated December 19, 2012, between the Company and Black (the “Employment Agreement”).

Constructive Termination. “Constructive Termination” shall have the meaning set forth in the Employment Agreement.

3.

No Rights as Stockholder; Dividend Equivalents. Black shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of performance-based restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Performance-Based Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to Black. Notwithstanding the foregoing, at such time as the restrictions lapse, an amount equal to any cash dividends that would have been payable to Black if the shares of Common Stock underlying the performance-based restricted stock units subject to this Agreement had been issued to Black during the restriction period shall be paid in cash to Black with respect to the actual number of performance-based restricted stock units that have vested. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the restriction period has lapsed.

4.	Termination of Employment.

(a)	Subject to Section 2 and Sections 4(b) and 4(c), if Black’s employment with the Company (or an affiliate of the Company if such affiliate is Black’s employer) is terminated other than due to death and other than by the Company due to the Disability (as defined below) of Black, the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be forfeited by Black and such performance-based restricted stock units shall be cancelled by the Company.

(b)	Subject to Section 2 and Section 4(c), if Black’s employment with the Company (or an affiliate of the Company if such affiliate is Black’s employer) is terminated due to the death or Disability of Black, the performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award which are unearned as of the date of termination shall be deemed to be earned at 100% of target level and the number of performance-based restricted stock units so earned shall vest and be distributed.

(c)	If, on the date Black’s employment terminates, there is a written employment agreement in place between Black and the Company (or between Black and an affiliate of the Company if such affiliate is Black’s employer), then, in the event of a conflict, the terms of such written employment agreement regarding vesting upon termination shall prevail over the terms of this Agreement (it being understood that any accelerated vesting shall be subject to the satisfaction of the performance conditions as described herein and be based on the level achieved hereunder).

(d)	“Disability” shall mean Black’s being “disabled” as defined in Treas. Reg. §1.409A-3(i)(4)(i).

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of unvested performance-based restricted stock units subject to this Performance-Based Restricted Stock Unit Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the unvested performance-based restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is stock, cash or other securities or property (a “Transaction”), the Performance-Based Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation in an economically equivalent manner. In the event that the successor corporation refuses or is unable to assume or substitute for the Performance-Based Restricted Stock Unit Award in an economically equivalent manner, then simultaneously with the consummation of the Transaction, Black shall fully vest in the Performance-Based Restricted Stock Unit Award at the level deemed to be earned in accordance with Section 2(b) of this Agreement and such number of performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Performance-Based Restricted Stock Unit Award shall be considered assumed in an economically equivalent manner only if, following the Transaction, the Performance-Based Restricted Stock Unit Award confers the right to receive, for each performance-based restricted stock unit subject to the Performance-Based Restricted Stock Unit Award and unvested immediately prior to the Transaction, publicly traded shares of common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

6.	No Right to Continued Employment. This Agreement shall not be construed as giving Black the right to be retained in the employ of the Company.

7.	Provisions of Plan. This Performance-Based Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. Black acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.

Withholding of Taxes; Section 409A. The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company to Black (or to secure payment from Black in lieu of withholding) the amount of any withholding or other tax due from the Company (“Required Tax Payments”) with respect to any performance-based restricted stock units which become vested and unrestricted under this Agreement, and the Company may defer issuance of Common Stock underlying such performance-based restricted stock units until such amounts are paid or withheld. Black shall satisfy his or her Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which Black has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance-Based Restricted Stock Unit Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Performance-Based Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom Black has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Unless and until the Company determines otherwise, the method in clause (3) above shall be utilized. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

It is intended that any amounts payable under this Performance-Based Restricted Stock Unit Award comply with the provisions of Code Section 409A of the Internal Revenue Code of 1986 and the treasury regulations relating thereto so as not to subject Black to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Performance-Based Restricted Stock Unit Award would result in Black being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Performance-Based Restricted Stock Unit Award in order to bring this Performance-Based Restricted Stock Unit Award into compliance with Code Section 409A. No amount shall be payable pursuant to a termination of Black’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts payable upon Black’s separation from service are nonqualified deferred compensation under Section 409A, and if Black is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of Black’s separation from service (or until any earlier date of Black death), upon which date all such postponed amounts shall be paid to Black in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. The determination of whether Black is a specified employee shall made by the Company in accordance with Section 409A.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:
Name:

Paul M. Black

Exhibit A

1. For purposes of this Exhibit:

•

The maximum number of performance-based restricted stock units subject to this Agreement is 200% of the target number of                 , of which up to 33 1/3% shall be eligible for vesting with respect to attainment of the Performance Measure in each of the three Performance Periods (as such term is defined below), as set forth below but subject to the Alternative Three Year Performance Period Vested Unit Calculation (as such term is defined below).

•	The “Performance Measure” is relative “Total Shareholder Return” (as such term is defined below) for each Performance Period.

Following the end of each Performance Period, the Company’s Compensation Committee will certify the level of the Performance Measure achieved by the Company for such Performance Period. The performance-based restricted stock units subject to vesting during a Performance Period will be subject to forfeiture and cancellation by the Company if the Company’s performance during such Performance Period does not meet or exceed the threshold percentile rank of the Performance Measure for such Performance Period. Performance at or above the threshold level will result performance-based restricted stock units becoming vested as set forth below, and shares underlying such vested performance-based restricted stock units shall be distributed following completion of the certification described above.

Notwithstanding the foregoing, following completion of the three-year period commencing on the Grant Date and ending on the third anniversary of the Grant Date (the “Three Year Performance Period”), the Compensation Committee will determine the number of performance-based restricted stock units that would vest if the maximum number of performance-based restricted stock units subject to the Performance-Based Restricted Stock Unit Award had been subject only to the Three Year Performance Period (the “Alternative Three Year Performance Period Vested Unit Calculation”). If the number of performance-based restricted stock units that vest pursuant to the Alternative Three Year Performance Period Vested Unit Calculation is greater than the number of performance-based restricted stock units that vest under this Agreement in the three Performance Periods described herein without regard to the Alternative Three Year Performance Period Vested Unit Calculation, then such greater number of performance-based restricted stock units shall vest pursuant to the Alternative Three Year Performance Period Vested Unit Calculation, reduced by the number of performance-based restricted stock units previously vested. Shares underlying vested performance-based restricted stock units shall be distributed following completion of the certification described above.

2. Additional Definitions.

a. “Comparison Group” means the companies listed on Appendix 1 to this Exhibit A, as may be adjusted as described below.

b. “Performance Period” means each of the following three periods:

(i)	the one-year period commencing on the Grant Date and ending on the first anniversary of the Grant Date,

(ii)	the two-year period commencing on the Grant Date and ending on the second anniversary of the Grant Date, and

(iii)	the three-year period commencing on the Grant Date and ending on the third anniversary of the Grant Date.

c. “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return. Except as modified in Section 4(d), for purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average price of a share of common stock over the 30 trading days ending on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the average price of a share of common stock over the 30 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

3. Calculation. For purposes of the award, the number of shares earned will be calculated as follows:

FIRST: For the Company and for each other company in the Comparison Group, determine the TSR for the Performance Period.

SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 60 on the list out of 80 companies (including the Company), its percentile rank would be 75%.

THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the left-hand column of the table below and determine the number of shares earned as a percent of target, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding share funding if the Company’s percentile rank is greater than         % and less than         % but not exactly one of the percentile ranks listed in the left-hand column. For example, if the Company’s percentile rank is         %, then         % of target shares would be earned.

	Relative TSR %ile Rank	Shares Earned as % Target
Maximum	__P	200%
	__P	__	%
	__P	__	%
Target	__P	100%
	__P	__	%
	__P	__	%
Threshold	__P	__	%

•	Linear interpolation for performance between points shown

•	Payout is capped at 100% if absolute Company’s TSR is negative

•	Payout value capped at 5x target each period

4. Rules. The following rules apply to the computation of the number of shares earned:

a. If the Company’s absolute TSR is negative over any of the three Performance Periods, payouts shall not exceed 100% of target for that Performance Period. The aggregate value of the shares earned and settled in each Performance Period, based on the Fair Market Value of such shares as of the date of settlement, shall not exceed five (5) times the target payment value for such performance period.

b. The minimum earnout is zero and the maximum earnout is 200% of target. There is no minimum number of shares or other consideration that recipient will receive, and no shares will be earned if the percentile rank is         percentile or lower in a Performance Period.

c. For purposes of computing Total Shareholder Return for the Company and each other company in the Comparison Group, the stock price at the beginning and end of the Performance Period will, subject to Section 2 of the Performance-Based Restricted Stock Unit Award Agreement, be determined as the 30-day average closing price of the stock on each of the 30 consecutive trading days ending on and including the first day or last day of the Performance Period, as the case may be.

d. Companies shall be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the measurement date will not be included at all in the computation of the performance factor. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.	ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

2.	has gone private; or

3.	has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

4.	has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a peer company in making a determination that a Specified Corporate Change has occurred.

Appendix 1 to

Exhibit A to

Performance-Based Stock Unit Agreement

Comparison Group

ACI Worldwide	Informatica	Tyler Technologies
Acxiom	j2 Global Comm	Ultimate Software
Advent Software	Jack Henry & Assoc	ValueClick
Ancestry.com	JDA Software	Vantiv
AOL	Kenexa	VeriFone Systems
Aspen Technology	Lender Processing	Verint Systems
athenahealth	Liquidity Services	VirnetX Holding
Bankrate	Manhattan Assoc	Wright Express
Blackbaud	Maxims	Zynga
Booz Allen Hamilton	McKesson
Broadridge Fin	MedAssets
CACI Intl	Medidata Solutions
Cadence Design Sys	Mentor Graphics
Cardtronics	Merge Healthcare
Catamaran	MICROS Systems
Cerner	Millennial Media
CommVault Systems	NetScout Systems
Computer Progs & Sys	NeuStar
Compuware	OpenTable
Concur Tech	Parametric Tech
Convergys	Progress Software
CoreLogic	Qlik Technologies
Cornerstone OnDemand	Quality Sys
CoStar Group	Quest Software
DealerTrack Hldgs	RealPage
DST Systems	Rovi
Euronet Worldwide	Sapient
Exact Target	Solera Hldgs
Fair Issac	Sourcefire
Fortinet	Splunk
Genpact	SS&C Tech Hldgs
Global Payments	Syntel
Guidewire Software	Take-Two Interactive
Heartland Payment	TiVo